Exhibit 99.2

      Comments for 2003 Year End & Fourth Quarter Earnings Conference Call
                           Thursday, February 5, 2004
                                  10:30AM (EST)

Dial In # 888-552-7850              International Dial in #: 706-645-9166
Conference ID #: 4885686

Replay #: 800-642-1687              International Replay #:  706-645-9291
Access Code: 7293456
Replay will last through February 10, 2004



1.   Introduction (George Laskaris)

-    Welcome to KeySpan's 2003 Year End Earnings Conference Call.

- As is our normal conference call format - Bob Catell will open and close the call with comments on earnings and an update on recent developments. Robert Fani will provide an operational update on our regulated and unregulated operations. Gerry Luterman will follow with a discussion of our financial results. And we will take questions at the end of the call. Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

- An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.


And now, our Chairman and CEO, Bob Catell.



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Opening Comments  (Robert Catell)

Thanks, George, and good morning. I am pleased to report that KeySpan achieved solid results in 2003 as we continued to execute on our focused strategy of growing our core businesses and monetizing our non-core assets. The main drivers of our results, which exceeded our earnings guidance, were the strong performance of the gas distribution segment as well as the continued contribution from the exploration and production operations. We also aggressively managed expenses and made great progress in the continued execution of our financial strategy by further enhancing our balance sheet, financial ratios and liquidity position.

Let me begin with a discussion of our solid earnings. We achieved an increase of 7% in consolidated earnings from continuing operations, less preferred stock dividends, for the twelve months ended December 31, 2003, of $417.3 million, as compared to $391.6 million for the same period last year. On an earnings per share basis, we had year-end results of $2.64 for 2003, as compared to $2.77 for 2002. Current year results reflect the offering of 13.9 million shares of common equity in January 2003, which considerably strengthened our financial position.

These year-end results exceeded the Company's 2003 earnings guidance of $2.45 to $2.60 per share, with $2.16 per share coming from core operations and $0.48 per share from exploration and production operations.

We had a similar increase of 7% in consolidated earnings for the fourth quarter of 2003 of $156.9 million, as compared to $147.1 million for the same period in 2002. Earnings per share for the fourth quarter of 2003 were $0.98 per share, as compared to $1.03 per share the year before.

In terms of our performance this year, operating income increased 11% compared to 2002, driven by the results of our gas distribution and exploration and production operations. Our gas distribution segment benefited from weather that was 15% colder than in 2002, as well as from the continued conversions of customers to natural gas. Through our successful marketing program, we added more than 57,000 installations, which should add approximately $55 million in


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gross profit  margin.  We also are very pleased with the level of performance of our gas distribution system during one of the coldest winters in history as well the high level of reliability and availability provided by our electric operations. Our E&P operations benefited from significantly higher realized gas prices throughout the year.

Operating income in the fourth quarter was up 5% over the same period in 2002. The main drivers of these results were the Electric Services segment, which benefited from higher capacity revenues at Ravenswood and earnings related to our LIPA service agreements, as well as our E&P operations which benefited from the higher realized gas prices. Operating income in the gas distribution segment was modestly lower due to the warmer weather experienced in the quarter compared to the same period in 2002.

During 2003, we made significant progress on several fronts in the execution of our long-term growth strategy:

- We received a rate decision from the Massachusetts regulators in that portion of our New England service territory served by the former Boston Gas Company. The new rates became effective November 1, 2003, and reflect a base rate increase of $28 million annually, true-ups on pension and OPEB expenses including carrying costs, and a performance-based rate plan for up to 10 years.

- We managed our O&M expenses for our core businesses, excluding the impact of pension and OPEBs, by implementing aggressive cost management measures of $100 million, in order to keep 2003 O&M expenses flat with 2002.

- Our new 250 MW expansion at our Ravenswood facility is currently in start-up testing, and successfully achieved synchronization with the electric grid in late December. This plant will add much-needed generation to New York City, and commercial operation is expected late in the first quarter and will contribute to 2004 earnings.


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-    We have Article X approvals for our proposed 250 MW generating  facility in
     Melville and for a similar plant in Brookhaven. With our joint venture partner, American National Power, we submitted a response to LIPA to build new generation on Long Island at both sites, and a decision is expected by the end of the 1st Quarter of 2004.

- We announced our intention to expand our LNG storage and receiving terminal in Providence, Rhode Island where we are partnering with British Gas to expand the facility to accept marine LNG deliveries by 2005 and triple vaporization capability.

- During the fourth quarter, we further monetized our non-core assets through the sale of our 24.5% ownership interest in Phoenix Natural Gas, a gas distribution company in Northern Ireland.

- The proceeds from this Phoenix sale as well as the partial sale of our interests in The Houston Exploration Company and KeySpan Canada earlier in the year were used to reduce our debt levels. These sales, coupled with our January 2003 equity issuance, further improved the Company's debt-to-capitalization ratio by approximately 650 basis points.

The record cold weather we are having this January is a great start to the new year, as our marketing campaign is geared up to add another $55 million in new gross profit margin to our gas business in 2004.

And we are once again reaffirming our commitment to maintaining the dividend at the current annual rate of $1.78 per share, currently yielding about 5%.

At this time, I will turn the discussion over to Bob Fani who will review our operations.



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Operational Update -  (Bob Fani)

Thank you, Bob, and good morning.

I would like to start the update on our operations with the gas distribution business which serves the New York City, Long Island and New England regions

o Although 4th Quarter results were modestly lower than in the previous year, due to weather that was 10% warmer than in 2002, I am happy to report the operating income in the Gas Distribution segment exceeded 2002 results by approximately $43 million, or 8% for the year. These results reflect the 2003 winter weather in the primary heating months of January to March, which was 10% colder than normal and 35% colder than 2002. For the full year, weather was approximately 15% colder than in 2002. In addition, these results benefited the continued additions and conversions of customers to natural gas. During the year, we continued our aggressive sales efforts and completed more than 57,000 gas installations. Despite the challenge of higher gas costs and sluggish economic conditions earlier in the year, these additions are projected to add $55 million in new gross profit margin
     - comprised of $15 million in new gross profit margin in New York City, $16 million on Long Island, and another $24 million in our New England territory. Further, these operating income results include a gain of $15 million on the sale of 550 acres of property on Long Island.

o In terms of revenues and expenses for the year, net revenues in the gas distribution segment increased by approximately $115 million or 7% as a result of new added load and higher customer consumption from the colder weather. These earnings benefits were offset by higher operating expenses of approximately $86 million, primarily from higher pension and OPEB costs and increased O&M associated with the colder weather.

o And as you all know, we experienced very cold weather in January 2004, and we recently announced we broke sendout records in all three of our service territories.



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o    I would  also like to  briefly  address  two other  important  issues - gas supply adequacy and customer pricing. In terms of supply, given our comprehensive portfolio approach between pipeline contracts, storage and LNG, we have adequate supply availability for this winter and beyond. In fact our storage levels are currently ahead of plan for the winter season. And because of this portfolio approach we expect customer heating bills for the season in NY and LI to be in line with last year, assuming a normal heating season for the remainder of the winter. In New England, considering our recent rate increase, we are projecting that our customers will experience a modest increase of 3%.


Moving to the Electric business...

o The Electric Services segment provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts. We reported quarterly operating income of approximately $78 million, which was $16 million or 27% higher than the same period last year, benefiting from both increased capacity revenues at our Ravenswood generating facility as well as enhanced performance under the LIPA contracts. However, operating income for the year was approximately $20 million lower than last year due to cooler summer weather that resulted in lower energy revenues at Ravenswood, plus higher operating costs.

o At our Ravenswood plant for the year, capacity revenues increased by $31.5 million, offset by a decrease in energy margins of $34.6 million.

o In terms of the energy margins at Ravenswood, we achieved average peak spark spreads for the year of approximately $22 per megawatthour compared to $25 per MWhr in 2002. The lower spark spreads were the result of the cooler summer we experienced in the Northeast in 2003, which was 27% colder than 2002, as well as revised New York ISO price mitigation measures. In addition, peak energy volumes were down approximately 13% due to the weather.


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o    In terms of the capacity market for the year, we realized capacity payments averaging of $100 per kilowatt-year, an increase of $15 per kW-yr over last year. This increase is due to a revision to the New York ISO methodology that was in place in as well as the implementation of the ISO capacity demand curve and new bid caps in 2003.

o Operating costs were also higher due to increased property taxes, and other operating costs.

And in terms of operational performance:

o We achieved outstanding performance for both our generating units and the operation of the LIPA T&D system. Our units had availability of over 96% during the critical summer months and we continue to operate LIPA's T&D system at the highest levels in New York State.

o And in terms of 2004, our generating units have set new record winter peaks and a record for total 24-hour demand for Long Island operations in the last few weeks, due to the extremely cold weather we experienced in January.



Moving now to Energy Services...

Which is primarily comprised of the operations of Home Energy Services and Business Solutions. The Energy Services segment reported a loss for the fourth quarter and for the year, primarily driven by the performance of the Business Solutions division. Business Solutions was impacted by the softness in the construction industry in the Northeast, which delayed the start-up of engineering and construction projects and lowered margins. The Company has taken a number of steps to improve the results in this segment going forward. In addition, Business Solutions finished the year with a backlog of $537 million, which is approximately in line with last year and represents contracts that have been awarded to KeySpan. Also, we are starting to see increased bidding activity which should provide for future opportunities.



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Turning to Energy Investments...

Which includes the Company's gas exploration and production operations -- primarily its 55% ownership of The Houston Exploration Company (NYSE: THX) -- as well as pipeline and other investments. This segment realized a significant increase in operating income for the fourth quarter and for the year as compared to 2002, primarily due to the increase in gas commodity prices realized in the Company's gas E&P operations. This segment reported operating income of $239 million for the year ended December 31, 2003 as compared to $143 million in 2002. Average realized gas prices for the fourth quarter increased by 13% from $3.78 per Mcf in 2002 to $4.29 per Mcf in 2003, and for the year increased from $3.32 per Mcf in `02 to $4.55 per Mcf.

In addition, E&P production totaled approximately 29.0 Bcfe in the quarter, which was an increase of approximately 10% over the fourth quarter of 2002, and approximately 109.2 Bcfe for the year, or an increase of 3% over 2002. To address gas price volatility, consistent with our approach in the past, Houston Exploration uses hedges for a large portion of its production. At year-end 2003, THX had hedged approximately 70% of its estimated 2004 production at an effective floor price of $4.26 per MMBtu and ceiling price of $5.65 per MMBtu.

Also,  as Bob  mentioned,  we are committed to further  monetizing  our non-core assets and we continue to seek opportunities which will benefit our shareholders. With respect to THX, and in anticipation of your questions, we still continue to evaluate the alternatives we have discussed in the past.

At this point, I will turn it over to Gerry for a more detailed financial review of our results.




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Financial Update    (Gerry Luterman)

Thanks, Bob, and good morning.

As Bob Catell mentioned, 2003 has been a successful year as we strengthened the balance sheet and improved our financial position... through the continued execution of our financial strategy. We have enhanced the Company's liquidity position and improved its debt to capitalization ratio by approximately 650 basis points, from 64.6% to 58.3% at year-end, as calculated under the Company's credit facility.

We accomplished this balance sheet improvement by starting the year with an equity offering of 13.9 million shares. And in order to mitigate the dilutive effect of $0.23 per share from the equity offering, we redeemed $447 million of high-cost debt, reducing interest expense in 2003 by $15.6 million after-tax, or $0.10 per share.

Augmenting this, we completed a series of asset sales throughout the year: specifically, the reduction of our holdings in The Houston Exploration Company which produced $79 million in proceeds; the sale of our interest in Taylor NGL and the 39% monetization of KeySpan Canada using a royalty income trust which yielded $120 million in net proceeds; and finally, the sale of our 24.5% interest in Phoenix Natural Gas in Belfast, Northern Ireland, which generated $95 million in cash proceeds. All in all, these transactions resulted in the cash realization and debt reduction of $360 million.

Also during 2003, we took advantage of record low interest rates by executing several successful financings, including an issuance of $128 million of tax-exempt bonds in November which were used to permanently finance generation projects on Long Island, and an issuance of $300 million of long-term taxable bonds in April, both which improved our liquidity position. In addition, we further enhanced our liquidity position by renewing our $1.3 billion corporate credit facility, with $850 million, or two-thirds, extended for three years until mid-2006, and the balance for one year.

You have heard from Bob Fani about the contributions of our business segments which increased the Company's operating income in 2003 by $100 million or 11% as compared to 2002. This reflects the absorption of $100 million in O&M expense


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increases  in our core gas and  electric  businesses,  excluding  the  impact of pension and OPEBs, in order to keep 2003 O&M expenses flat with 2002 at $1.3 billion. Further, as we discussed in December, we are keeping 2004 O&M expenses in line with 2003, by absorbing another $100 million of expense increases.

Let me now discuss some specifics of key financial matters for the quarter and the year:

Turning first to liquidity:

Capital expenditures in 2003 were $1.01 billion as compared to $1.13 billion in 2002 - a decrease of approximately $120 million, which was driven primarily by the completion of the two new generating units installed on Long Island in 2002. This optimization of capital expenditures is one of the keys to our financial and cash flow strategy.

With regards to accounting changes, specifically FASB's FIN 46, the Company has included the Ravenswood lease on its balance sheet at the end of the fourth quarter. As a result, a non-cash accounting charge of approximately $38 million, or $0.23 per share, was recorded at year-end. It should be noted, that although $388 million in assets and $412 million of debt will now be included on our balance sheet, we always included it when assessing our capital structure. Needless to say, its impact is included in our 2004 guidance.

In addition, KeySpan filed a change of tax accounting method with the IRS in the 3rd quarter which allowed us to write-off costs previously capitalized for income tax purposes. As a result, in October 2003 we received a $192 million refund from the IRS associated with prior year taxes. We anticipate receiving an additional $40 million in early 2004, and will use both refunds to reduce short-term debt levels by approximately 80 basis points.

With regards to our pension and other post-retirement expenses, the impact on operating income as a result of this increase versus the prior year is approximately $45 million in operating expenses, slightly below our guidance due to the successful negotiation of the pension true-up in Boston earlier this year. This is primarily due to the lower asset returns of 2002, higher health care costs, and a decline in interest rates, but mitigated by the true-up mechanisms at Boston Gas, KEDLI and for the LIPA agreements.



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Although our funding  balance is currently  in excess of ERISA  minimum  funding requirements, our pension plans on an actuarial basis are currently underfunded at approximately 82% as of 12/31/03. In order to optimize future funding requirements, during 2003 we contributed approximately $125 million on a
voluntary   basis  to  fund  our  pension  and  OPEB  plans.   This   represents
approximately the same amount funded in 2002.


Turning to other matters:

For comparison purposes, our average common shares outstanding for the year ended December 31, 2003 increased by approximately 12% from 141.3 million shares in 2002 to 158.3 million shares in 2003, driven by the January 2003 equity issuance and the funding of the employee benefit and dividend reinvestment plans.

In conclusion, all in all, 2003 was a year in which KeySpan strengthened its financial position and liquidity, putting into place a strong platform to support the growth of our low risk business model.

We are once again reaffirming our commitment to maintaining the dividend at the current annual rate of $1.78 per share, which is currently yielding approximately 5%. On December 18th the Board declared a quarterly cash dividend of $0.445 per share, payable February 1st to shareholders of record on January 14th.

With regards to earnings guidance for 2004, it remains at $2.55 to $2.75 per share as we announced in December. Our guidance includes earnings from continuing core operations of $2.20 to $2.30 per share, and earnings from E&P operations of $0.35 to $0.45 per share.

I will now turn it back to Bob for some closing comments.




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5. Closing Comments  (Robert Catell)

Thank you, Gerry, for the financial update.

We had a strong finish to 2003 as we continued to grow our core businesses and exceeded our earnings guidance. We also executed on our financial strategy, taking a number of steps that enhanced our balance sheet and improved our credit position, including the monetization of some of our non-core assets.

And we are off to a robust start in 2004 as we remain committed to our strategy of growing our core gas and electric businesses by 5% to 6% annually. With the forecasted growth in our core businesses and asset sales, improved efficiency in our operations, and our enhanced financial position, we expect 2004 to be yet another year of significant growth in shareholder value as we look forward to executing our strategy.

Thank you.

(G. Laskaris) - At this time, we would be happy to take your questions or follow up with you after the call on more detailed questions.


(After Q&A) - Well, if there are no more questions, I would like to thank you for your interest in KeySpan.














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